Exhibit 21.1
Viavi Solutions Inc.
List of Subsidiaries
as of July 2, 2016

Name of Entity		State or Other Jurisdiction of Incorporation or Organization
DOMESTIC
1	Acterna LLC	Delaware
2	Acterna WG International Holdings LLC	Delaware
3	JDSU ACQUISITION IX, LLC	Delaware
4	JDSU ACQUISITION XII, LLC	Delaware
5	JDSU Acterna Holdings LLC	Delaware
6	Network Instruments, LLC	Minnesota
7	NI Holdings I, Inc.	Delaware
8	NI Holdings II, Inc.	Delaware
9	Optical Coating Laboratory, LLC	Delaware
10	TTC International Holdings Inc.	Delaware
INTERNATIONAL
11	Acterna France SAS	France
12	Arieso Limited	United Kingdom
13	Dynatech Hong Kong Limited	Hong Kong
14	Flex Co., Ltd.	Beijing
15	JDS Uniphase Singapore Pte Limited	Singapore
16	JDSU Benelux B.V.	Netherlands
17	JDSU do Brasil Ltda. & Cia	Brazil
18	JDSU Holdings GmbH	Germany
19	JDSU International GmbH	Germany
20	TTC Asia Pacific Ltd.	Hong Kong
21	Viavi Solutions (Beijing) Co., Ltd.	Beijing
22	Viavi Solutions (Greater China) Limited	Hong Kong
23	Viavi Solutions (Hong Kong) Limited	Hong Kong
24	Viavi Solutions (Shenzhen) Co., Ltd.	China
25	Viavi Solutions (Suzhou) Co., Ltd.	China
26	Viavi Solutions AB	Sweden
27	Viavi Solutions Australia Pty Ltd	Australia
28	Viavi Solutions Austria GmbH	Austria
29	Viavi Solutions Canada Inc.	Canada
30	Viavi Solutions de Mexico S.A. de C.V.	Mexico
31	Viavi Solutions Deutschland GmbH	Germany
32	Viavi Solutions France SAS	France
33	Viavi Solutions Haberleşme, Test ve Ölçüm Teknolojileri Ticaret Limited Şirketi	Turkey
34	Viavi Solutions India Pvt. Ltd.	India
35	Viavi Solutions Italia S.R.L.	Italy
36	Viavi Solutions Japan K.K.	Japan
37	Viavi Solutions Korea Ltd	Korea
38	Viavi Solutions Malaysia Sdn Bhd	Malaysia
39	Viavi Solutions Polska Sp.z.o.o.	Poland
40	Viavi Solutions Schweiz AG	Switzerland
41	Viavi Solutions Singapore Pte. Ltd.	Singapore
42	Viavi Solutions Spain, S.A.	Spain
43	Viavi Solutions UK Limted	United Kingdom
44	Viavi Solutions World Holdings GmbH & Co KG	Germany